SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is made as of this 28th day of July, 2005, by and among MESTEK, INC., a Pennsylvania corporation having a principal place of business at 260 North Elm Street, Westfield, Massachusetts 01085 (the “Borrower”), each lender from time to time a party thereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association having a usual place of business at 100 Federal Street, Massachusetts 02110 (the “Agent” or “Bank”).

RECITALS

Reference is made to that certain Credit Agreement dated as of October 19, 2004 between the Borrower, the Lenders, from time to time a party thereto, and the Agent, as amended by a First Amendment to Credit Agreement dated as of July 19, 2005 (the “Credit Agreement”), pursuant to which Credit Agreement the Lenders have extended certain credit facilities to the Borrower including those evidenced by certain Notes dated as of October 19, 2004 made by the Borrower payable to each of the Lenders, all as more fully described in the Credit Agreement. The Credit Agreement, the Notes and all other documents, instruments and agreements executed in connection therewith, are collectively hereinafter referred to as the “Loan Documents.” All capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that the Credit Agreement is amended, effective as provided herein below, as follows:

1.	Section 1.01 is amended by adding the following defined term and definition:

“Embassy” means Embassy Industries, Inc., a New York corporation.

2.	Section 1.01 is amended by adding the following defined term and definition:

“Embassy Acquisition” means acquisition by the Borrower of Embassy by means of a stock acquisition or acquisition of assets.

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3.            Section 1.01 is amended by deleting the definition of the defined term “Funded Debt” in its entirety and replacing it with the following:

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities, less the non-current portion of Subordinated Liabilities (and does not include trade accounts payable and accrued expenses incurred in the ordinary course of business, outstanding Letters of Credit and Guarantees), excluding notes payable by the Borrower to Omega Flex, in an amount not to exceed $5,000,000 in the aggregate, evidencing the net balance due from the Borrower to Omega Flex as reflected in the Borrower’s intercompany accounts as of the date of the Omega Flex Spin-Off.

4.            Section 1.01 is amended, effective upon closing of the Embassy Acquisition, by adding the following defined term and definition:

“Increased Amount” means an amount up to that amount set forth on Schedule 2.01 under the heading “Increased Amount.”

5.	A new Section 2.14 is added as follows:

2.14       Accordion Option. Notwithstanding anything in this Agreement to the contrary, each of the Lenders agrees that at anytime until January 31, 2006, and so long as no Default or Event of Default has occurred or is continuing or would result there from, the Borrower may request that the Commitment be increased in an aggregate amount up to the Increased Amount to facilitate the Embassy Acquisition or other acquisitions permitted under this Agreement. Following any such request by the Borrower, the then existing Lenders shall each have first right, together with other then existing Lenders to increase, pro rata, the amount of their respective Commitment, provided that the aggregate amount of all Commitments outstanding following any such increases does not exceed the Increased Amount. In the event that the then existing Lenders fail to increase their respective Commitments in the aggregate up to the Increased Amount, the Agent and the Borrower shall each individually have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement, provided that (a) each financial institution that becomes a Lender shall be a commercial bank legally qualified to act as a lender under the terms of the Credit Agreement and shall agree to become a party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (b) any increase in the amount of the Commitment shall be used solely to finance an acquisition permitted under this Agreement or other acquisition that has been approved by each of the Lenders and the Agent; and (c) in no event shall the addition of any Lender or Lenders or the increase in the Commitment of any Lender under this Section 2.14 increase the sum of the total of the Commitments of all Lenders under this Agreement to an amount greater than the Increased Amount. Each of the Lenders agrees that upon the addition of any Lender or the increase in the Commitment of any Lender, the Agent shall, without the further consent of the Lenders, amend Schedule 2.01 to reflect such increase or addition and may amend this Agreement and the other Loan Documents to make such conforming changes to this Agreement and the other Loan Documents including, without limitation, the Notes, as the Agent shall determine are necessary to accomplish the increase in the total Commitment and the adjustments to the Commitment percentages and the assignability provisions relating thereto, and the Borrower shall execute or deliver any such amendment or other document as may be reasonably required by the Agent or any Lender in connection therewith. The Agent agrees to provide to the Lenders and the Borrower an executed copy of any amendments made pursuant to this Section 2.14.

6.            Section 6.12(c) is deleted in its entirety, effective upon closing of the Omega Flex Spin-Off, and replaced with the following:

(c) Maximum Cash Flow Leverage. Maintain a Cash Flow Leverage Ratio, not to exceed the ratio indicated for each period specified below, as tested on a rolling four quarters basis as of March 31, June 30, September 30, and December 31 of each year based upon the financial results of the Borrower and its Subsidiaries for the four most recent fiscal quarters then ended:

Period	Ratio

6/30/05	2.50:1.00

9/30/05	2.50:1.00

12/31/05	2.50:1.00

3/31/06 and thereafter	2.25:1.00

Notwithstanding the foregoing, in the event the Borrower exercises its rights under Section 2.14 and the amount of the Commitment is increased to the Increased Amount, the Borrower shall maintain a Cash Flow Leverage Ratio not to exceed 3.00:1.00 for the test period beginning with the fiscal quarter in which the Commitment is increased, and for the test periods for the following three (3) fiscal quarters thereafter. At the end of such four (4) fiscal quarter period and for each fiscal quarter thereafter, the Borrower shall maintain a Cash Flow Leverage Ratio not to exceed 2.75:1.00.

7.            Schedule 2.01 is deleted in its entirety and replaced with Schedule 2.01 attached to this Amendment.

8.            Except as amended, modified or supplemented by this Amendment, all of the terms, conditions, covenants, provisions, representations and warranties contained in the Credit Agreement and other Loan Documents shall remain in full force and effect and are hereby acknowledged, ratified, confirmed and continued as if fully restated hereby.

9.            The invalidity or unenforceability of any term or provision of this Amendment shall not affect the validity or enforceability of any other term or provision of this Amendment, or contained in the Credit Agreement or other Loan Documents.

10.          It is the intention of the parties hereto that this Amendment shall not constitute a novation and shall in no way adversely affect or impair performance of the obligations of the Borrower under the Credit Agreement or other Loan Documents.

11.          This Amendment is to be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

12.          This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties thereto may execute this Amendment by signing any one counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the foregoing Amendment has been executed as an instrument under seal as of the date first above written.

MESTEK, INC., as Borrower

By: ______________________________________

Stephen M. Shea.
Senior Vice President Finance

BANK OF AMERICA, N.A., as Administrative Agent

By: ______________________________________

BANK OF AMERICA, N.A., as Lender

By: ______________________________________

SOVEREIGN BANK, as a Lender

By: ______________________________________

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: ______________________________________

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share	Increased Amount
Bank of America, N.A.	$30,000,000	42.8571428%
KeyBank National Association	$20,000,000	28.5714285%
Sovereign Bank	$20,000,000	28.5714285%

Total	$70,000,000	100.0000000%	$80,000,000